As filed with the U.S. Securities and Exchange Commission on 20 May, 2024

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Stevanato Group S.p.A.

(Exact name of registrant as specified in its charter)

Republic of Italy	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Via Molinella 17

35017 Piombino Dese – Padua

Italy

(Address of principal executive offices)

Performance Shares Plan 2023-2027

Restricted Shares Plan 2023-2027

Other benefits as described herein

(Full Title of the Plans)

Ompi of America, Inc.

41 University Drive No. 400

Newton, PA – 18940

+1 (267) 757-8747

(Name and address, and telephone number, including area code, of agent for service)

Copies to:

Lorenzo Corte, Esq.

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

22 Bishopsgate

London, EC2N 4BQ

United Kingdom

+44 20 7519-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

EXPLANATORY NOTE

Stevanato Group S.p.A., an Italian joint stock company (società per azioni) (the “Company”) is filing this registration statement on Form S-8 (this “Registration Statement”) to register (i) up to 335,082 ordinary shares, without par value (“Ordinary Shares”) issuable under the Company’s Performance Shares Plan 2023-2027; (ii) up to 335,082 Ordinary Shares issuable under the Company’s Restricted Shares Plan 2023-2027; (iii) up to 47,018 Ordinary Shares issuable pursuant to certain employment agreements between Ompi of America, Inc., and each of Riccardo Butta, Douglas Bruno and Prajesh Patel and between the Company and Diego Benatti; (iv) up to 44,996 Ordinary Shares issuable to the benefit of the Company’s directors as part of their remuneration for their office as members of the Board of Directors pursuant to the relevant shareholders resolutions passed at the shareholders’ meetings held on June 1, 2022 and on May 24, 2023; and (v) up to 34,008 Ordinary Shares which may be issuable to the benefit of the Company’s directors as part of their remuneration for their office as members of the Board of Directors pursuant to the shareholders resolutions which may be passed at the shareholders’ meeting to be held on May 22, 2024 based on the relevant proposal approved by the Board of Directors and included in the Explanatory report on the items on the agenda dated April 10, 2024.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, previously filed by the Company with the SEC, are incorporated by reference in this Registration Statement:

(a)  The Company’s Annual Report on Form 20-F (File No. 001-40618) for the fiscal year ended December 31, 2023, filed with the SEC on March 7, 2024; and

(b) The description of the Ordinary Shares contained in the Company’s registration statement on Form 8-A (File No. 001-40618) filed with the SEC on July 15, 2021, pursuant to Section 12(b) of the Exchange Act, including the description of the Ordinary Shares included as Exhibit  2.1 in the Company’s Annual Report on Form 20-F (File No. 001-40618) for the fiscal year ended December 31, 2023, filed with SEC on March 7, 2024, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all Ordinary Shares offered hereby have been sold or that deregisters all Ordinary Shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Italian law does not limit the extent to which a company may provide for indemnification of officers and directors, except to the extent indemnification is provided against damages costs and expenses for which officers and directors are held liable towards the company or, in any case, as a consequence of the wrongful, intentional or grossly negligent acts or omissions, or such indemnification is held to be contrary to public policy, such as in case of criminal or administrative financial penalties.

Pursuant to the indemnification agreements, the form of which are incorporated by reference as Exhibit 4.6 to our Annual Report on Form 20-F, with our directors and executive officers, we have agreed to indemnify such directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

In particular, if officers or directors are made, or threatened to be made, a party to an action or proceeding other than by or in the right of the Company, whether civil or criminal, we provide for indemnification of officers and directors for damages, costs, amounts paid in settlement and reasonable expenses incurred in their capacities as such only if they acted in good faith, and for a purpose that they reasonably believed to be in or not opposed to, the best interests of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

Moreover, if officers or directors are made, or threatened to be made, a party to an action by or in the right of the Company, we provide for indemnification of officers and directors for damages, costs, amounts paid in settlement and reasonable expenses incurred in their capacities as such only if they acted in good faith, for a purpose which they reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made in respect of a threatened action or pending action that is settled or otherwise disposed of, or any claim, issue or matter as to which such officers or directors shall have been adjudged to be liable to the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from registration claimed

Not applicable.

Item 8. Exhibits

Exhibit Numbers	Description

4.1*	Amended Articles of Association of Stevanato Group S.p.A.

4.2	Certificate of Incorporation of Stevanato Group S.p.A. (incorporated by reference to Stevanato Group S.p.A.’s Form F-1 filed June 21, 2021).

4.3	Performance Shares Plan 2023-2027 (incorporated by reference to Stevanato Group S.p.A.’s Form 20-F filed March 2, 2023).

4.4	Restricted Shares Plan 2023-2027 (incorporated by reference to Stevanato Group S.p.A.’s Form 20-F filed March 2, 2023).

5.1*	Opinion of Chiomenti.

23.1*	Consent of PricewaterhouseCoopers S.p.A., independent registered public accounting firm of Stevanato Group S.p.A. for the year ended December 31, 2023.

23.2*	Consent of EY S.p.A., independent registered public accounting firm of Stevanato Group S.p.A. for the two years ended December 31, 2022 and December 31, 2021.

23.3*	Consent of Chiomenti (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page hereto).

107*	Filing Fee Table.

*	Filed herewith

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piombino Dese, Italy, on May 20, 2024.

STEVANATO GROUP S.P.A.

By:	/s/ Franco Moro
Name: Franco Moro
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints Franco Moro his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sergio Stevanato	Director—Emeritus Chairman	May 20, 2024
Sergio Stevanato

/s/ Franco Stevanato	Director—Executive Chairman	May 20, 2024
Franco Stevanato

/s/ Marco Stevanato	Director—Vice-Chairman	May 20, 2024
Marco Stevanato

/s/ Fabiano Nicoletti	Director	May 20, 2024
Fabiano Nicoletti

/s/ Alvise Spinazzi	Director	May 20, 2024
Alvise Spinazzi

/s/ Fabrizio Bonanni	Director	May 20, 2024
Fabrizio Bonanni

/s/ Fabio Buttignon	Director	May 20, 2024
Fabio Buttignon

/s/ Madhavan Balachandran	Director	May 20, 2024
Madhavan Balachandran

/s/ Donald Eugene Morel Jr.	Director	May 20, 2024
Donald Eugene Morel Jr.

Signature	Title	Date

/s/ William Federici	Director	May 20, 2024
William Federici

/s/ Paola Vezzaro	Director	May 20, 2024
Paola Vezzaro

/s/ Franco Moro	Director, Chief Executive Officer	May 20, 2024
Franco Moro

/s/ Marco Dal Lago	Chief Financial Officer	May 20, 2024
Marco Dal Lago

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Stevanato Group S.p.A. has signed this registration statement or amendment thereto in Philadelphia, United States on May 20, 2024.

Authorized U.S. Representative

By:	/s/ Douglas Bruno
Name: Douglas Bruno
Title: Senior VP, General Counsel and Secretary